Exhibit 7

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value $0.0001 per share, of Fathom Digital Manufacturing Corporation, a Delaware corporation (the “Issuer”), unless and until a Reporting Person shall give written notice to the other Reporting Persons that it wishes to make separate Schedule 13D filings.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Joint Filing Agreement to be duly executed effective as of January 3, 2022.

CORE INDUSTRIAL PARTNERS FUND I, L.P.

By:	CORE INDUSTRIAL FUND PARTNERS GP I, LLC

By:	/s/ John R. May
Name:	John R. May
Title:	Managing Member

CORE INDUSTRIAL PARTNERS FUND I PARALELL, LP

By:	CORE INDUSTRIAL FUND PARTNERS GP I, LLC

By:	/s/ John R. May
Name:	John R. May
Title:	Managing Member

CORE INDUSTRIAL FUND PARTNERS GP I, LLC

By:	/s/ John R. May
Name:	John R. May
Title:	Managing Member

JOHN R. MAY

/s/ John R. May
Name:	John R. May, Individually